FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2007

-- Phase 2b Trial Initiated in Osteoarthritis, Phase 2a Trial Initiated in Diabetes--

Cambridge, MA, October 31, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the third quarter ended September 30, 2007.

“CombinatoRx made substantial clinical progress in the third quarter by commencing several important trials, a Phase 2b trial of our most advanced compound, CRX-102, in knee osteoarthritis, a Phase 2a proof-of-concept trial of CRx-401 in diabetes and a skin atrophy trial of CRx-191. Recently, we also raised $33 million in net proceeds from a registered direct common stock offering to fund the further development of our product portfolio,” commented Alexis Borisy, President and CEO of CombinatoRx. “During the remainder of 2007 we look forward to reporting on further clinical development milestones including patient dosing in a Phase 2b trial of CRx-102 in rheumatoid arthritis and a Phase 2a trial of CRx-191 in plaque psoriasis, as well as reporting the results from the CRx-191 skin atrophy trial.”

Third Quarter 2007 and Recent Accomplishments:

Initiated and dosed the first patient in a Phase 2b clinical study of CRx-102 in knee osteoarthritis.

o	CRx-102 is an oral synergistic combination drug candidate with a novel multi-target mechanism that inhibits key cell mediators of inflammation. CRx-102 combines the cardiovascular agent dipyridamole and an unconventionally low dose of the glucocorticosteroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities without replicating its side effects. CRx-102 has demonstrated positive results in three placebo-controlled Phase 2 clinical trials and was generally well tolerated.

Initiated and dosed the first patient in a Phase 2a clinical study of CRx-401 in type 2 diabetes.

o	CRx-401 is a novel insulin sensitizer designed to provide anti-diabetic activity without promoting weight gain. CRx-401 is a synergistic novel combination containing a sustained-released therapeutic dose of bezafibrate, an anti-cholesterol agent, and a low dose of diflunisal, an analgesic salicylate derivative. CRx-401 has demonstrated preclinical efficacy in decreasing fasting blood glucose and insulin resistance without promoting weight gain.

Initiated and dosed the first patient in a skin atrophy study of CRx-191

o	CRx-191 is a topical synergistic combination drug candidate with a novel multi-target mechanism that inhibits TNF-alpha and interferon-gamma, key cell mediators of dermal inflammation. CRx-191 contains a mid- potency glucocorticosteroid, mometasone, and a low dose of the tricyclic anti-depressant, nortriptyline. CRx- 191 is thought to work through a novel mechanism of action in which nortrptyline amplifies mometasone’s anti-inflammatory activities without enhancing steroid side effects to provide the efficacy of a high-potency topical steroid with a mid-potency steroid safety profile.

Received a $7 million payment from Angiotech Pharmaceuticals to extend our joint research collaboration to discover and create next-generation drug devices and local medicines. The collaboration, originally announced in October 2005, has been extended for an additional two and a half years.

The United States Patent and Trademark Office issued a method of use patent for CRx-102 covering various immuno-inflammatory indications including rheumatoid arthritis.

Received Huntington’s Disease Society of America Gutherie Leadership Award in recognition of drug discovery

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com research and patient support efforts.

Raised $35.0 million in a registered direct common stock offering. Net proceeds following payment of placement agency fees and offering expenses were approximately $33.0 million.

Published clinical study results of CRx-102 in hand osteoarthritis. Results published in Annals of Rheumatic Diseases finds CRx-102 effective at reducing pain in hand OA.

Third Quarter 2007 Financial Results (Unaudited):

As of September 30, 2007, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $88.4 million compared to $121.1 million on December 31, 2006. During October 2007, CombinatoRx received net proceeds of approximately $33.0 million in a common stock offering and received a $7.0 million payment from Angiotech Pharmaceuticals, resulting in pro forma cash, cash equivalents, restricted cash and short-term investments of $128.4 million as of September 30, 2007.

Total revenue was $3.0 million in the third quarter of 2007 compared to $3.2 million reported in the third quarter of 2006. The decrease in revenue for the third quarter is due primarily to an extension of our research and license agreement with Angiotech from 30 to 60 months, resulting in a longer revenue recognition period.

Net loss for the quarter ended September 30, 2007 was $16.2 million or $0.56 per share as compared to $8.4 million or $0.29 per share in the third quarter of 2006. Stock-based compensation expense was approximately $2.0 million in the third quarter of 2007 compared to approximately $1.8 million in the third quarter of 2006.

Research and development expenses totaled $15.9 million in the third quarter of 2007 compared to $8.5 million in the third quarter of 2006. The increase is due primarily to costs associated with the clinical development of our drug candidates, including the preparation and initiation of the Phase 2b trials for CRx-102.

General and administrative expenses were $4.1 million in the third quarter of 2007 compared to $4.5 million in the third quarter of 2006. The decrease was primarily due to a reduction in outside legal costs.

2007 Financial Guidance:

CombinatoRx expects to end 2007, based on current operating plans, with revenue between $13.0 and $15.0 million and a net loss, excluding stock based compensation, in the range of $48.0 million to $53.0 million, consistent with guidance provided in January 2007. CombinatoRx expects to end the year with cash, cash equivalents and short-term investments of between $103.0 million and $113.0 million. The increase over previous guidance for cash at year end 2007 is due to the October 2007 registered direct public offering in which CombinatoRx raised approximately $33.0 million in net cash proceeds.

Conference Call Information:

Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx will provide an update on the company and discuss first quarter financial results via conference call at 8:30 a.m. ET on Wednesday, October 31, 2007. To access the call, please dial 800-329-9097 (domestic) or 617-614-4929 (international) five minutes prior to the start time and provide the passcode 89783458. A replay of the call will be available from 9:30 a.m. ET on October 31, 2007 until November 14, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 12779739. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.combinatorx.com. An archived webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, financial guidance for the fiscal year 2007, its product candidates and their clinical potential, its plans for clinical, preclinical and formulation development of its product candidates, its collaborations, business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, risks associated with the preclinical development of its product candidates, the Company's ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Collaboration and grant revenue	$3,002	$3,182	$11,923	$9,825

Operating expenses:
Research and development	15,874	8,526	41,350	24,380
General and administrative	4,116	4,488	12,706	13,563

Total operating expenses	19,990	13,014	54,056	37,943

Loss from operations	(16,988)	(9,832)	(42,133)	(28,118)
Interest income	1,207	1,689	3,955	4,298
Interest expense	(375)	(211)	(928)	(495)

Loss before provision for income taxes	(16,156)	(8,354)	(39,106)	(24,315)

Provision for income taxes	—	—	(21)	—

Net loss	$(16,156)	$(8,354)	$(39,127)	$(24,315)

Net loss per share applicable to common
stockholders—basic and diluted	$(0.56)	$(0.29)	$(1.36)	$(0.91)

Weighted average number of common shares
used in net loss per share calculation – basic and
diluted	28,971,559	28,442,946	28,816,073	26,787,787

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands except per share data)

	September 30,	December 31,
	2007	2006

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,607	$9,194
Restricted cash	50	—
Short-term investments	70,695	107,895
Accounts receivable	7,000	—
Unbilled accounts receivable	1,719	1,289
Prepaid expenses and other current assets	1,376	3,451

Total current assets	94,447	121,829

Property and equipment, net	16,275	12,506
Restricted cash	4,000	4,000

Total assets	$114,722	$138,335

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,137	$4,489
Accrued expenses	6,789	4,336
Deferred revenue	5,250	9,548
Current portion of notes payable, net of discount	2,832	1,851
Current portion of lease incentive obligation	649	649

Total current liabilities	17,657	20,873

Convertible notes payable of subsidiary	13,234	9,301
Notes payable, net of current portion and discount	5,577	2,527
Deferred revenue, net of current portion	13,358	8,011
Deferred rent, net of current portion	2,220	2,244
Lease incentive obligation, net of current portion	5,407	5,660

Minority interest in subsidiary	2,760	2,669

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 29,208 and 28,828 shares
issued and outstanding at September 30, 2007 and December 31, 2006, respectively	29	29
Additional paid-in capital	226,381	219,730
Accumulated other comprehensive income	64	39
Accumulated deficit	(171,965)	(132,748)

Stockholders’ equity	54,509	87,050

Total liabilities and stockholders’ equity	$114,722	$138,335

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com